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                                     FORM 4

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instructions 1(b).

     (Print or Type Responses)

________________________________________________________________________________
1.   Name and Address of Reporting Person*

Barakett                            Timothy               R.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

c/o Atticus Capital, L.L.C.
152 West 57th Street, 45th Floor
--------------------------------------------------------------------------------
                                    (Street)

New York                               NY                 10019
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

Champps Entertainment, Inc. (NASDAQ: CMPP)
--------------------------------------------------------------------------------
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

________________________________________________________________________________
4.   Statement for Month/Year

     December 2001
     ---------------------------------------------------------------------------
________________________________________________________________________________
5.   If Amendment, Date of Original

________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer

     [X]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

-------------------------------------------------------------------------------
________________________________________________________________________________
7.   Individual or Joint/Group Filing Reporting (Check Applicable Line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                   2.               Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                 Transaction      (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                  Date             ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                        (Month/Day/Year)   Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------


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Common Stock, par value $0.01      11/8/2001           P             20,000       A     $7.02                    |        See Note 1
per share ("Common Stock")
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      11/9/2001           P               3,700       A     $7.34                    |        See Note 1
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      11/12/2001          P               1,700       A     $8.47                    |        See Note 1
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      11/13/2001          P               5,000       A     $8.53                    |        See Note 1
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      11/14/2001          P               4,500       A     $8.33                    |        See Note 1
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      11/15/2001          P               1,900       A    $8.48                     |        See Note 1
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      11/19/2001          P               1,000       A    $8.76                     |        See Note 1
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      11/21/2001          P              10,000       A    $8.98                     |        See Note 1
------------------------------------------------------------------------------------------------------------------------------------

   Table 1-Derivative Securities Acquired, Disposed of, or Beneficially Owned

Common Stock                      11/26/2001          P               3,500       A    $9.16                     |        See Note 1
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      11/27/2001          P               3,500       A    $9.04                     |        See Note 1
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      11/28/2001          P               4,600       A    $9.02                     |        See Note 1
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      11/29/2001          P                 400       A    $9.15                     |        See Note 1
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      11/30/2001          P               26,000      A    $9.37                     |        See Note 1
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      12/3/2001           P               4,800       A    $9.36                     |        See Note 1
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      12/4/2001           P               5,000       A    $9.28                     |        See Note 1
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      12/5/2001           P               2,000       A    $9.22                     |        See Note 1
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      12/11/2001          P              10,000       A    $9.01                     |        See Note 1
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      12/11/2001          P               2,200       A    $8.83                     |        See Note 1
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      12/12/2001          P              20,000       A    $8.94                     |        See Note 1
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      12/13/2001          P               5,000       A    $9.02                     |        See Note 1
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      12/14/2001          P              15,000       A    $8.99                     |        See Note 1
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      12/17/2001          P               5,000       A    $9.02                     |        See Note 1
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      12/18/2001          P              15,000       A    $8.73                     |        See Note 1
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      12/19/2001          P               7,500       A    $9.02                     |        See Note 1
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      12/20/2001          P               5,000       A    $9.02                     |        See Note 1
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                      12/21/2001          P              10,000       A    $9.02     3,798,306       |        See Note 1
====================================================================================================================================

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

N/A
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====================================================================================================================================

Explanation of Responses:


Note 1: The Reporting Person is the Managing Member of Atticus Holdings, L.L.C., a Delaware limited liability company ("Atticus Holdings"), which serves as a general partner to certain investment funds over which the Reporting Person has investment discretion. The Reporting Person is also the Chairman and Chief Executive Officer of Atticus Capital, L.L.C., a Delaware limited liability company, and Atticus Management, Ltd., an international business company organized under the laws of the British Virgin Islands (collectively, the "Atticus Entities"). The Atticus Entities act as advisers for various investment funds (the "Funds") and managed accounts (the "Accounts"). Based on his relationship with the Atticus Entities and Atticus Holdings, the Reporting Person is deemed to be a beneficial owner of the Common Stock owned by the Funds and Accounts for purposes of Rule 16a-1(a)(1) under the Securities Exchange Act of 1934. Mr. Barakett disclaims beneficial ownership within the meaning of Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in the Shares owned by the Funds and Accounts except to the extent, if any, of his pecuniary interest therein.






/s/ Timothy R. Barakett                                   January 7, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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